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                                                                     EXHIBIT 2.2


                           RENTAL SERVICE CORPORATION
                       c/o Atlas Copco North America Inc.
                                34 Maple Avenue
                              Pinebrook, NJ  07058

                     NOTICE OF MERGER AND APPRAISAL RIGHTS
                      AVAILABLE TO FORMER STOCKHOLDERS OF
                           RENTAL SERVICE CORPORATION

To the Holders of Certificates Formerly
     Representing Common Stock of Rental Service Corporation

     NOTICE IS HEREBY GIVEN pursuant to Sections 253(d) and 262(d)(2) of the General Corporation Law of the State of Delaware (the "DGCL") that, effective on July 29, 1999 (the "Effective Time"), Pandion Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Atlas Copco North America Inc., a Delaware corporation ("Parent"), was merged (the "Merger") with and into Rental Service Corporation, a Delaware corporation (the "Company"). Immediately prior to the Effective Time, Purchaser owned approximately 95% of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of the Company. The Merger was effected pursuant to Section 253 of the DGCL. Pursuant to Section 253 of the DGCL, no action was required by the stockholders of the Company (other than Purchaser) for the Merger to become effective.

     As a result of the Merger, the Company is now a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held directly or indirectly by the Company, Parent or any subsidiary of Parent) has been converted, subject to the appraisal rights described below, into the right to receive from the Company $29.00 in cash, without interest thereon, upon surrender of certificates for such Shares to ChaseMellon Shareholder Services, L.L.C., as Disbursing Agent (the "Disbursing Agent"), as set forth in the enclosed letter of transmittal (the "Letter of Transmittal"). As a result of the Merger, the stock transfer books of the Company were closed at the Effective Time. Accordingly, the Company cannot record any further transfers of Shares on such books.

Surrender of Certificates

     The Disbursing Agent, on behalf of the Company, will accept the surrender of certificates for Shares in exchange for the $29.00 per Share cash payment.

     TO RECEIVE THE $29.00 PER SHARE CASH PAYMENT FOR A FORMER STOCKHOLDER'S SHARES, THE FORMER STOCKHOLDER OR A DULY AUTHORIZED REPRESENTATIVE MUST (A) DELIVER THE ENCLOSED LETTER OF TRANSMITTAL, APPROPRIATELY COMPLETED, TO THE DISBURSING AGENT AND (B) SURRENDER SUCH SHARES BY DELIVERING THE STOCK CERTIFICATE OR CERTIFICATES THAT, PRIOR TO THE MERGER, HAD EVIDENCED SUCH SHARES TO THE DISBURSING AGENT, ALL AS SET FORTH IN THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS.

     Each person who does NOT plan to seek an appraisal of such person's Shares is urged to execute (or, if such person is not the record holder of such Shares, to arrange for such record holder or such holder's duly authorized representative to execute) and mail postage paid or deliver a Letter of Transmittal, together with the stock certificate or certificates that, prior to the Merger, evidenced such person's Shares, to the Disbursing Agent at one of the addresses set forth in the Letter of Transmittal. Former stockholders should note and follow carefully the instructions on the reverse side of the Letter of Transmittal. Former stockholders should also note that surrender to the Disbursing Agent of stock certificates for their Shares may constitute a waiver of appraisal rights under the DGCL.
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     The method of delivery of the Letter of Transmittal, stock certificates and all other required documents is at the election and risk of the former stockholder. If the decision is made to send stock certificates by mail, it is recommended that such stock certificates be sent by registered mail, properly insured, with return receipt requested.

Appraisal Rights

     Notwithstanding the Merger, Shares held by former stockholders of the Company who (a) do not surrender such Shares and execute and return (or cause to be executed and returned) a Letter of Transmittal with respect to such Shares or otherwise surrender such Shares for the $29.00 per Share cash payment, (b) perfect their rights to appraisal of such Shares in accordance with Section 262 of the DGCL ("Section 262"), and (c) do not thereafter withdraw their demands for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, shall represent the right to receive from the Company such payment as the holders thereof may be entitled to receive as determined by the Court of Chancery of the State of Delaware (the "Delaware Chancery Court") in an appraisal proceeding.

     Section 262 provides a procedure by which persons who were stockholders of the Company at the Effective Time may seek an appraisal of their Shares in lieu of accepting the $29.00 per Share cash payment. A demand for appraisal must be made in writing by or for the stockholder of record wishing to demand appraisal and must reasonably inform the Company of the identity of the stockholder making the demand for appraisal and that such stockholder intends thereby to demand appraisal of such holder's Shares. In any such appraisal proceeding, the Delaware Chancery Court would determine the fair value of the Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Former stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, $29.00 per Share. Following such an appraisal proceeding, the Delaware Chancery Court would direct the Company, pursuant to
Section 262, to make payment of such fair value of the Shares, together with a fair rate of interest, if any, to the former stockholders entitled thereto who properly demanded appraisal.

Appraisal Procedure

     This Notice of Merger and Appraisal Rights from the Company affords former stockholders of the Company the notice required by Section 262(d)(2) of the DGCL. The right to appraisal will be lost unless it is perfected by full and precise satisfaction of the requirements of Section 262, the text of which is set forth in full in Appendix A hereto. Mere failure to execute and return a Letter of Transmittal to the Disbursing Agent does NOT satisfy the requirements of Section 262; rather, a separate written demand for appraisal must be properly executed and delivered to the Company as described below.

     A former stockholder of the Company who wishes to demand appraisal of his Shares must make a written demand for appraisal on or prior to August 19, 1999 (i.e., within 20 days after the date of mailing of this Notice of Merger and Appraisal Rights). A demand for appraisal should be addressed to the Company at the following address:

     Rental Service Corporation
     c/o Atlas Copco North America Inc.
     34 Maple Avenue
     Pinebrook, NJ  07058

     Attention:  Mark Cohen
                 Director

     As provided under Section 262, the failure of a former stockholder of the Company to make a written demand for appraisal within such time limit will result in the loss of such former stockholder's appraisal rights under such section. The written demand for appraisal must be executed by or for the stockholder of record, fully and correctly,

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and should identify the stockholder's name as such stockholder's name appears on the certificate(s) for such stockholder's Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in such capacity, and if the Shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

     A beneficial owner of Shares held in "street name" who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such Shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds Shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such Shares should instruct such firm, bank or institution that the demand for appraisal may be made by the record holder of the Shares, which may be the nominee of a central security depository if the Shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder's intention to seek appraisal of such Shares.

     Within 120 days after the Effective Time of the Merger, the Company or any former stockholder who has complied with the requirements of Section 262 (a) and
(d) and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court, demanding a determination of the value of the Shares entitled to appraisal. The Company is under no obligation to and has no present intention to file such a petition. Accordingly, it will be the obligation of former stockholders seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Section 262. At any time within 60 days after the Effective Time of the Merger, any former stockholder who has demanded appraisal has the right to withdraw the demand and accept the consideration offered pursuant to the Merger. Any attempt by a holder of Shares to withdraw his or her appraisal demand more than 60 days after the Effective Time of the Merger will require the written approval of the Company.

     Within 120 days after the Effective Time of the Merger, any former stockholder who has complied with the requirements of Section 262 (a) and (d) will also be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such statement must be mailed (i) within 10 days after a written request therefor has been received by the Company or (ii) by August 29, 1999, whichever is later.

     If a petition for an appraisal is timely filed and service of a copy thereof is made upon the Company, the Company will then be obligated within 20 days to provide the Register in Chancery in which the petition was filed with a duly verified list containing the names and addresses of all former stockholders of the Company who have demanded payment for their Shares and with whom agreements as to the value of their Shares have not been reached by the Company. After notice to such former stockholders, the Delaware Chancery Court is empowered to conduct a hearing on such petition to determine those former stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Chancery Court may require the holders of Shares who have demanded an appraisal for their Shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any former stockholder fails to comply with such direction, the Delaware Chancery Court may dismiss the proceedings as to such former stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the fair value of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The Delaware Supreme Court has stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Delaware Supreme Court stated that, in making this determination of fair value, the Delaware Chancery Court must consider market value, asset value, dividends, earnings prospects, the

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nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which shed any light on the future prospects of the Company. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the Merger.

     The costs of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a former stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any former stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all Shares entitled to an appraisal.

     Any former stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the Effective Time, be entitled to vote Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Shares (except dividends or other distributions, if any, payable to stockholders of record at a date which is prior to the Effective Time).

     If any former stockholder who demands appraisal of his or her Shares under
Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the Shares of such former stockholder will be converted into the right to receive $29.00 in cash per Share, without interest thereon.

Additional Information

     Purchaser and Parent conducted an offer to purchase any and all outstanding Shares at a price per share of $29.00, net to the seller in cash (the "Offer"). In making their decisions as to the exercise of appraisal rights, former stockholders are urged to review the Offer to Purchase, dated June 29, 1999, (the "Offer to Purchase"), which was previously mailed to former stockholders in connection with the Offer. Copies of the Offer to Purchase, as well as of the related Tender Offer Statement on Schedule 14D-1 and all amendments thereto filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, can be obtained by written request directed to Mark Cohen, Director, Rental Service Corporation, c/o Atlas Copco North America Inc., 34 Maple Avenue, Pinebrook, NJ 07058, or by calling the telephone number listed below.

Information Concerning the Company

     Prior to the Merger, the Company was subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, was required to file reports and other information with the Commission relating to the Company's business, financial condition and other matters. These reports and other information are available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60601. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

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     The Company's Quarterly Report on Form 10-Q for the period ended March 31,
1999, and its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, are incorporated herein by reference. The Company will provide without charge to each person to whom a copy of this Notice of Merger and Appraisal Rights is mailed, upon the oral or written request of any such person, a copy of all documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Mark Cohen, Director, Rental Service Corporation, c/o Atlas Copco North America Inc., 34 Maple Avenue, Pinebrook, NJ 07058, telephone number: (973) 439-3400.

                                        RENTAL SERVICE CORPORATION

                                        By:   Mark Cohen
                                              Director


Date: July 30, 1999

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                                                                      APPENDIX A

     Set forth below are Sections 253(d) and 262 of the General Corporation Law of the State of Delaware regarding appraisal rights.

             SECTIONS 253(d) AND 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     (S) 253 Merger of Parent Corporation and Subsidiary or Subsidiaries -- (d) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under this section is not owned by the parent corporation immediately prior to the merger, the stockholders of the subsidiary Delaware corporation party to the merger shall have appraisal rights as set forth in (S) 262 of this title.

     (S) 262 Appraisal Rights -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)(S) 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.